Exhibit (a)(16)

Tender Offer for Common Shares of SPIL at NT$45.00 per share by ASE

Tender Offer Completion Date on September 22, 2015

ASE Reminds All Shareholders of SPIL to Actively Participate in the Tender

Information about this Tender Offer

Advanced Semiconductor Engineering, Inc. (TAIEX: 2311, “ASE”) has made tender offer for common shares (“Common Shares”) of Siliconware Precision Industries Co., Ltd. (TAIEX: 2325, “SPIL”) at NT$45.00 per share.

The ROC offer for Common Shares of SPIL by ASE will end on September 22, 2015 (the tender accepting period is 9:00 a.m. to 3:30 p.m. each business day during the tender offer period). Securities settlement and payment of consideration will be handled within 5 business days (including the 5th business day) of September 30, 2015.

Prior to the tender offer completion date, ASE will continue to proceed with the tender offer of Common Shares and American depositary shares (“ADSs”) of SPIL.

Procedure for offerees participating in the tender

ASE would like to remind shareholders of SPIL who intend to participate in the ROC tender, to please (1) bring passbooks and (2) authorized chop specimen to your securities broker and (3) obtain Form 360 from the securities broker and fill out the form, before 3:30 a.m. on September 22, 2015, the ROC tender offer completion date, in order to complete tender processing.

For shareholders of SPIL who intend to participate in the tender and hold physical share certificates, please bring (a) the physical share certificates and (b) authorized chop specimen to your securities broker to (c) deposit such shares into your central depositary account before tender processing.

Additional information

The tender offer agent for this ROC offer is KGI Securities Co. Ltd. (“KGI”). Offerees can find additional information on the KGI website (http://www.kgieworld.com.tw) or by contacting the KGI tender offer hot line: (02)2389-2999 (securities agency department).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication that are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, results could be materially adversely affected. The risks and uncertainties include, but are not limited to: the risk that the recently announced tender offer to acquire Common Shares and/or ADSs of SPIL may not be consummated, or may not be consummated in a timely manner; uncertainties as to how many holders of Common Shares and ADSs will tender their Common Shares and ADSs and whether the purchase of Common Shares and ADSs could adversely affect the liquidity and market value of the remaining Common Shares and ADSs held by the public; the possibility that competing offers will be made; the risk that shareholder litigation in connection with the tender offer may result in significant costs of defense, indemnification and liability; the possible effects of disruption on ASE’s business, including increased costs and diversion of management time and resources, making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and other risks and uncertainties detailed from time to time in ASE’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 20-F.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is for informational purposes only and does not constitute either an offer to purchase or a solicitation of an offer to sell securities of SPIL. ASE filed a tender offer statement on Schedule TO with the SEC on August 24, 2015 (as from time to time amended and supplemented, the “Schedule TO”). The offer to purchase Common Shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended, which defines a U.S. holder as “any security holder resident in the United States”) and ADSs is only being made pursuant to the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials filed with the SEC by ASE as a part of its Schedule TO. Investors and security holders are urged to read the Schedule TO (including the amended and restated offer to purchase, the amended and restated ADS letter of transmittal, the common share form of acceptance and related materials), as it may be amended from time to time, because it contains important information about the tender offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain free copies of these statements and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to MacKenzie Partners, Inc., the U.S. Information Agent for the tender offer, at +1 (800) 322-2885 (toll-free) (for holders in the U.S. and Canada) or +1 (212) 929-5500 (call collect) (for holders in other countries). Copies of these materials and any documentation relating to the tender offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would be unlawful.